Exhibit 99.1

NEWS RELEASE

CONTACTS:	Peter Donato, Chief Financial Officer
818-709-1244 x 7271
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS REPORTS RECORD REVENUES FOR 2007 FOURTH QUARTER AND

FULL YEAR; FULLY DILUTED EPS OF $0.40 MEETS GUIDANCE;

STRONG MARGINS AND CASH BALANCES

CHATSWORTH, Calif., Feb, 26, 2008 – IRIS INTERNATIONAL, INC. (NASDAQ GM: IRIS) today announced record fourth-quarter 2007 revenue of $21.9 million, an increase of 9% over revenue of $20.2 million in the fourth quarter of 2006, and record full year revenue of $84.3 million for the year ended Dec. 31, 2007, a 17% increase over revenue of $72.1 million for fiscal 2006.

“We are pleased with achieving our sales and earnings objectives for the fourth quarter and full year, with a record 132 iQ®200 analyzers shipped in the fourth quarter alone and a record 495 units shipped for the full year, an increase of approximately 15% over 2006. We are very pleased with the shipment of almost 500 units in 2007, especially when we continue to set record placements four years after the launch of the iQ200. This record performance attests to our product’s superiority, the sizeable market opportunity that we have targeted and our ability to sell and support capital equipment,” said César García, Chairman, President and Chief Executive Officer of IRIS International, Inc. “With a growing installed base of over 1,700 iQ200 urine microscopy units now in the field generating strong recurring high margin consumables and service revenue, as well as planned new product launches this year, we look forward to continued record revenue and profit in 2008, “ Mr. García said.

Q4-07 and Full Year HIGHLIGHTS:

•	Record full year revenue of $84.3 million, an increase of 17% over 2006.

•	Record Q4 revenue of $21.9 million, an increase of 9% over year-ago period.

•	Q4 fully diluted EPS of $ 0.14; full year fully diluted EPS of $0.40.

•	Record 132 iQ®200 analyzers sold in Q4 and 495 for the year; over 1,700 sold to date, including more than 1,000 outside of North America.

•	Record consumables and service revenues increased 25% over Q4 2006, and 22% for the full year.

•	iChem®VELOCITY™ on schedule for initial international shipments in March 2008; awaiting U.S. FDA 510(k) clearance.

•	NADiA™PSA progressing with successful completion of 85 patient retrospective study.

•	Strong debt-free balance sheet with cash, cash equivalents and short-term cash investments of $28.4 million as of Dec 31, 2007; cash balance continues to grow.

•	Net operating loss (NOLs) carry-forwards into 2008 of approximately $2.9 million plus $1.9 million in tax credits, both available to offset future federal taxes.

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In vitro diagnostics revenues increased to $18.6 million in the 2007 fourth quarter, a 6% improvement over the prior year quarter. The year-over-year increase was achieved despite a greater proportion of international instrument sales in the 2007 period when compared to the 2006 period, which included the domestic shipment of 21 iQ200 Sprint Analyzers to LabCorp. International sales are made through distributors at lower sales prices. Instrument revenue in the fourth quarter of 2007 was $9 million, a 9% reduction from the year-ago period due to the higher proportion of international sales in the 2007 period.

The Company achieved consumable and service revenue of $9.6 million in the fourth quarter of 2007, which represents a 25% increase versus the comparable fourth quarter of 2006. Sample Processing Division revenues increased 24% to $3.3 million, up from $2.6 million during the prior year quarter, also a record.

Net income for the three months ended Dec. 31, 2007 increased 43% to $2.7 million, or $0.14 per diluted share, which compares with net income of $1.8 million, or $0.10 per diluted share for the same period of 2006. Diluted average shares outstanding for the three months ended Dec. 31, 2007 increased 2.6% to 19.1 million shares from 18.6 million shares a year ago.

Overall gross profit margins were 49% during the 2007 fourth quarter, the same as the prior year quarter, as lower instrument margins were offset by greater consumables and service margins. Instrument revenue represented 41% of consolidated revenue in Q4 -2007 versus 49% in Q4-2006, as last year’s period included a large instrument order to LabCorp and lower consumable sales. Instruments’ gross profit margins declined to 44% in 2007 from 49% in 2006 due to a higher proportion of international sales through distributors. The consumables and service gross profit margins improved to 55% for the 2007 fourth quarter and 54% for the full year versus 49% and 51%, respectively, for the comparable 2006 periods, as the Company continued to increase the consumable utilization in the iQ200, reduce excess overhead resulting from the underutilization of its strip manufacturing facility in Marburg, Germany and more systems came off warranty generating incremental service revenues. Consumables and service profitability should continue to increase in 2008 for the above reasons and with the upcoming release of the iChem VELOCITY, which should significantly increase the utilization of the Marburg strip manufacturing facility. On a sequential quarter basis the consumable and service gross profit margins decreased to 55% from 58%, in line with expectations. The Company had previously disclosed that 2007 third quarter profit margins benefited from a large order of domestic consumables that was not expected to recur in Q4-07.

Operating expenses increased to $8.2 million in the fourth quarter of 2007 from $7.8 million in the fourth quarter of 2006. Research and development expense for the fourth quarter of 2007 was $2.5 million, or 11% of revenue, versus $2.2 million, or 11% of revenue in the year-ago period. Research and development expense for 2007 was $10.3 million or 12% of revenue. Excluding the $5.2 million of in-process R&D relating to the acquisition of Leucadia Technologies, 2006 R&D expenses were $7.9 million. The 30% increase in R&D spending reflects the Company’s continued investment in the NADiA™PSA and NADiA HIV assays, the development of the Company’s new iChem VELOCITY automated urine chemistry analyzer and the new 3GEMS™ platform undergoing feasibility. Marketing and selling expenses increased on a dollar basis, but as a percentage of revenues decreased slightly to 14% for the fourth quarter of 2007 compared to 15% in the prior year quarter, even with an increase in the Company’s domestic sales force, increased group purchasing organization fees relating to higher domestic sales and consulting fees relating to the iChem VELOCITY, NADiA PSA and 3GEMS products. General and administrative expenses in the fourth quarter of 2007 were $2.6 million, a $160 thousand decrease in comparison with the prior year quarter which included charges related to a CFO transition.

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Operating income for the fourth quarter 2007 was $2.6 million versus $2.0 million in the fourth quarter of 2006, a 25% improvement. Net income reflects a tax rate of only 8% during the fourth quarter 2007, whereas in the prior year period the Company incurred income taxes reflecting a 20% tax rate. The significant reduction in income tax rate for the current versus the year ago fourth quarter reflects the release of valuation allowance as a result of the Company’s projected US and foreign income which should allow the Company to utilize NOLs and income tax credits previously valued and the Company’s continued investment in R&D resulting in increased R&D credits available to offset future income tax.

For the twelve months ended Dec. 31, 2007, IRIS had record revenue of $84.3 million, a 17% increase over revenue of $72.1 million for the twelve months of 2006. Net income for year ended Dec. 31, 2007, was $7.6 million, or $0.40 per diluted share. This compares with a net loss of $175 thousand, or $(0.01) per diluted share, after the effect of $5.2 million, or $0.29 per diluted share, relating to purchased in-process R&D charges associated with the acquisition of Leucadia Technologies, Inc. Diluted average shares outstanding for the 2007 and 2006 twelve month periods were 18.8 million and 17.9 million, respectively, representing a 5% increase in share count.

“We continue to further the development of our broad product pipeline. In December of 2007, we submitted our 510(k) application with the FDA for our iChem VELOCITY automated urine chemistry analyzer. This device leverages our core image analysis technology to provide a complete and unique benchtop urinalysis solution, and when combined with our iQ200 automated urine microscopy analyzer, forms the iRICELL Complete Urinalysis Workcell. While awaiting domestic regulatory clearance, we are proceeding with preparations for the international launch of the iChem VELOCITY scheduled for the end of this first quarter. I am pleased to report that we have made significant progress toward the CE Mark for the iChem VELOCITY, which is in the final stages of being obtained. We have received our first distributor orders for the iChem VELOCITY and training of international distributors has been initiated. This training will be followed by a staged product release starting March 2008,” stated Mr. García.

“Regarding our ultra-sensitive NADiA PSA Assay, we are extremely pleased with the successful completion of a retrospective study of 85 post-prostatectomy patients and we congratulate our IMD team on this significant accomplishment. The results of this study have been released today under separate cover,” Mr. García added.

Note: All revenue comparisons in this release include a reclassification of billable freight from cost of goods sold to revenue in accordance with EITF 00-10. This reclassification does not affect gross profit, but does increase 2007 fourth quarter revenue by $300,000 and 2007 full year revenue by $1.5 million, resulting in a slight reduction in the gross margin percentage as we do not generate profits on freight. The 2006 results also reflect the reclassification, increasing 2006 fourth quarter revenue by $400,000 and 2006 full year revenue by $1.6 million.

Company Outlook

The Company is issuing guidance for 2008, anticipating revenue growth to at least $98 million and continued growth in earnings to $0.48 per fully diluted share, or better, depending on how rapidly the Company chooses to accelerate its new product pipeline, while investing in the infrastructure necessary to be successful in launching next generation products and technology. Our guidance does not include any revenue relating to NADiA PSA, as we have not yet secured regulatory clearance. However, it does include approximately $1.7 million in new product introduction and startup expenses relating to iChem VELOCITY, NADiA PSA, Express 4 Centrifuge and market research for new products in development. Research and Development expense is expected to be approximately 13% of revenues.

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Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-718-5104 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 719-325-4750. The conference call may also be accessed by means of a live audio Web cast on the Company’s Website at www.proiris.com, or at, http://www.vcall.com/IC/CEPage.asp?ID=126215, the Web cast service provider. The conference audio cast will also be available for replay on both Web sites for 30 days from the date of the broadcast.

THE COMPANY

IRIS International, Inc. (www.proiris.com), based in Chatsworth, Calif., is a leading developer, manufacturer, and marketer of medical devices, diagnostic systems and consumables. The Iris Diagnostics Division (www.irisdiagnostics.com) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. Iris Molecular Diagnostics develops innovative ultra-sensitive diagnostics and sample processing products with applications in the urinalysis, oncology and infectious disease markets. The Company’s Sample Processing business unit (formerly the StatSpin® subsidiary) (www.statspin.com), based in Westwood, Mass., manufactures innovative centrifuges and blood analysis products.

SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,”plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands- except per share data)

	For the three months ended Dec. 31,		For the year ended Dec. 31,
	2007	2006	2007	2006
Sales of IVD instruments	$9,005	$9,858	$34,194	$29,892
Sales of IVD consumables and service	9,597	7,656	37,831	30,938
Sales of sample processing instruments and supplies	3,281	2,649	12,281	11,237

Total revenues	21,883	20,163	84,306	72,067

Cost of goods – IVD instruments	5,061	5,000	18,637	16,431
Cost of goods – IVD consumable and supplies	4,361	3,892	17,226	15,007
Cost of goods – sample processing instruments and supplies	1,702	1,374	6,143	5,815

Total cost of goods sold	11,124	10,266	42,006	37,253

Gross profit	10,759	9,897	42,300	34,814

Marketing and selling	3,137	2,946	13,088	10,696
General and administrative	2,594	2,754	9,997	9,983
Research and development	2,468	2,154	10,260	13,086

Total operating expenses	8,199	7,854	33,345	33,765

Operating income	2,560	2,043	8,955	1,049
Other income (expense):
Interest income	373	296	1,498	1,068
Interest expense	(2)	(1)	(10)	(18)
Other income (expense)	(16)	5	(49)	39

Income before provision for income taxes	2,915	2,343	10,394	2,138
Provision for income taxes	234	473	2,843	2,313

Net income (loss)	$2,681	$1,870	$7,551	$(175)

Basic net income per share	$0.15	$0.10	$0.42	$(0.01)

Diluted net income per share	$0.14	$0.10	$0.40	$(0.01)

Basic – average shares outstanding	18,327	18,057	18,187	17,855

Diluted – average shares outstanding	19,061	18,731	18,803	17,855

The accompanying 2006 consolidated statement of operations contains certain EITF 00-10 freight reclassifications to conform to the presentation used in the current quarter and year.

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